                                               Filed Pursuant to Rule 424(b)(3)
                                               REGISTRATION NO. 333-15819

                 PROSPECTUS SUPPLEMENT NO. 2 DATED MAY 29, 1997
          TO THE PROSPECTUS DATED NOVEMBER 8, 1996 OF IMMUNOGEN, INC.

     This Prospectus Supplement No. 2 amends the information in the section entitled "Selling Stockholders" in the Prospectus dated November 8, 1996, as amended by Prospectus Supplement No. 1 dated February 21, 1997. Brown Simpson, LLC ("Brown Simpson") has entered into an agreement with OTA Limited Partnership ("OTA") whereby all 57,500 of the warrants to purchase ImmunoGen, Inc. Common Stock, $.01 par value per share ("Common Stock"), owned by Brown Simpson have been transferred to OTA. In order to reflect OTA as a potential Selling Stockholder hereunder, and assuming for such purposes that the warrants to purchase all 57,500 shares are exercised, the Selling Stockholder table is amended by deleting the information as to Brown Simpson as Selling Stockholder with respect to 57,5000 shares of Common Stock and substituting therefor the following information:

                                Shares Owned Prior                                   Shares Owned After
                                  to Offering(1)                                        Offering(2)
                              ----------------------       Number of Shares        ---------------------
Selling Stockholder           Number          Percent        Being Offered         Number        Percent
-------------------           ------          -------      ----------------        ------        -------
OTA                           120,000           *                57,500              0              --


-------------
  * Less than 1%.

(1) Based on 19,710,289 shares of Common Stock outstanding on May 27, 1997 and consists of warrants to purchase 120,000 shares of Common Stock.

(2) Assumes the sale of all shares offered hereby to unaffiliated third parties.



This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated November 8, 1996 and the Prospectus Supplement No. 1 dated February 21, 1997.


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